Exhibit 4.11
GLAXOSMITHKLINE PLC
RULES OF THE GLAXOSMITHKLINE 2009
PERFORMANCE SHARE PLAN

Directors’ Adoption:	28 May 2009
Shareholder approval	20 May 2009
Expiry Date:	19 May 2019
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Reference: 01/145/C Peake

Table of Contents

Contents		Page
1	Meaning of words used	1
2	Granting Awards	2
3	Dividends and dividend equivalents	3
4	Vesting of Awards	4
5	Lapse of Awards in connection with conduct	5
6	Leaving employment	5
7	Corporate Events	6
8	Tax	8
9	General Terms	8
10	Amendment and termination of the Plan	11
11	Governing Law	12
Schedule 1 United States		13
Schedule 2 France		20

1	Meaning of words used

In these Rules:

“Award” means a right to acquire Shares (which may be a Conditional Award or a Nil-Cost Option);

“Award Date” means the date on which an Award is granted or any other date which the Committee sets in relation to an Award;

“Committee” means, in relation to an Award made or to be made to an Executive, the remuneration committee of the board of directors of the Company and in relation to any other award, the board of directors of the Company or, in either case, any person or group of persons to whom some or all of such body’s functions under the Plan are delegated;

“Company” means GlaxoSmithKline plc;

“Conditional Award” means a conditional right to acquire Shares following Vesting;

“Dealing Restrictions” means restrictions on dealing in Shares imposed by any law, regulation or Code of Practice (including the Model Code on dealings in securities set out in Rule 9, Annex 1 of the Listing Rules relating to admission to the Official List maintained by the Financial Services Authority for the purpose of section 74(1) of the Financial Services and Markets Act 2000) or otherwise;

“Dividend Equivalents” means a right to cash or Shares as described in Rule 3;

“Executive” means an executive director of the Company or any member of the Corporate Executive Team;

“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Award as required by these rules or, if no entity has so agreed, the Company;

“Market Value” means, in respect of any day, the closing middle market quotation of a Share quoted on the London Stock Exchange for the immediately preceding day on which the relevant market was open or, in the case of an American depository share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day;

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Nil-Cost Option” means a right to acquire Shares granted under the Plan following exercise;

“Participant” means a person who has been granted an Award or, following the death of a Participant, his personal representatives;

“Performance Condition” means a condition to the Vesting of an Award imposed under Rule 2.4;

“Performance Period” means the period over which the Performance Condition is tested;

“Plan” means this plan known as “The GlaxoSmithKline 2009 Performance Share Plan” as amended from time to time;

“Share” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depository share representing Shares;

“Short Term Deferral Period” means the period ending on 15 March after the end of the calendar year in which Vesting occurs;

“Takeover” has the meaning given to it in Rule 7.1;

“Vesting” means a Participant becoming entitled to receive the Shares comprised in his Award and “Vest” shall be construed accordingly;

“Vesting Date” means the date on which an Award would normally Vest which will be set by the Committee on the grant of the Award under Rule 2.2.

2	Granting Awards

2.1	Selection of Participants

The Committee may select any employee of any Member of the Group to be granted an Award. However, except in exceptional circumstances, the Committee may not select a person who has given or received notice terminating their employment.

2.2	Things to be decided when an Award is granted

When granting an Award the Committee will decide:
2.2.1	the number of Shares subject to the Award;

2.2.2	the Vesting Date or Vesting Dates;

2.2.3	the terms of the Performance Condition and any other conditions;

2.2.4	whether the Award will be take the form of a Nil-Cost Option (and if the Committee does not so decide, the Award will take the form of a Conditional Award);

2.2.5	whether or not the Award will carry Dividend Equivalents and, if it does, whether or not they will be on a notional re-investment basis (see Rule 3); and

2.2.6	which (if any) Schedules to the Plan will apply to the Award.
2.3	Individual limits

Except in exceptional circumstances, the Market Value, on the Award Date, of Shares subject to Awards granted to any one Participant in respect of any financial year will not be more than 600 per cent of his annual basic salary on the Award Date.

This limit will exclude any Shares which become subject to the Award in connection with Dividend Equivalents or which are subject to the Award in order to compensate the Participant for having agreed to pay or repay any employer social security liability.

2.4	Performance Conditions

When granting an Award, the Committee shall make its Vesting conditional on the satisfaction of one or more conditions determined by it. Such Performance Conditions, in relation to Awards made to Executives, will be tested over at least three financial years of the Company and may, in all cases, provide that the Award will lapse to the extent it is not satisfied.

The Committee may make the Vesting of an Award conditional upon the satisfaction of any other condition but, unless the Committee decides otherwise, this will not form part of the Performance Condition. The condition may provide that the Award will lapse to the extent it is not satisfied.

The Committee may change a Performance Condition or any other condition if there is a situation which causes it to consider that a changed performance condition would be a fairer measure of performance.

2.5	Timing of Awards

Awards may not be granted at any time after 19 May 2019.

The Award Date for an Award must be within the 42 days starting on any of the following:
2.5.1	the date of approval of the Plan by shareholders; or

2.5.2	the day after the announcement of the Company’s results for any period; or

2.5.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards (which may include the grant of an Award to a person who started employment after the normal time for grants); or

2.5.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.5.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.
2.6	Documentation of Awards

Each Award will be granted by deed. Each Participant will receive a certificate or statement (electronically or in hard copy) summarising the principal terms of the Award.

2.7	Overseas schedules

The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories.

3	Dividends and dividend equivalents

3.1	No rights to dividends

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award unless and until the Shares are issued or transferred to the Participant.

3.2	Dividend Equivalents

If an Award carries Dividend Equivalents:
3.2.1	unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the date of Vesting, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this Rule 3) on the basis of the market value of a Share on the payment date; or

3.2.2	if the Committee decides that Dividend Equivalents would not be on a notional reinvestment basis as described in Rule 3.2.1, as soon as practicable after Vesting (and in any event no later than the date on which the Short Term Deferral Period expires), the Grantor will pay to the Participant an amount (in cash or Shares)

equal to the total ordinary dividends paid between the Award Date and the date of Vesting on the number of Shares then Vesting; or

3.2.3	the Committee may decide that the Dividend Equivalents may be calculated on any other basis which, in the opinion of the Committee, is reasonable.
For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

For the purposes of this Rule 3, “market value” means Market Value or, if the Committee so decides, the closing middle market quotation of a share quoted on the London Stock Exchange for the dividend payment date or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that day.

This will not apply to any dividend in respect of which an adjustment is made under Rule 7.4.

For the avoidance of doubt, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the date of Vesting and the date that the relevant Shares are issued or transferred to the Participant.

4	Vesting of Awards

4.1	Normal Vesting

Subject to Rules 4.5, 4.6, 5, 6 and 7 and any Performance Condition, an Award will Vest on the Vesting Date (or, if there is more than one, as to the relevant number of Shares on each of the Vesting Dates) or, if later, on the date or dates on which the extent to which the Performance Condition is satisfied has been determined.

4.2	Consequences of Vesting — Conditional Award

Subject to Rules 4.5 and 4.6.2, as soon as practicable after the Vesting of an Award (and in any event no later than the date on which the Short Term Deferral Period expires) which takes the form of a Conditional Award, the Grantor shall procure that:
4.2.1	the number of Shares in respect of which the Award has Vested are issued or transferred to the Participant; and

4.2.2	the Participant is paid any amount due under Rule 3.2.2 (dividend equivalents).
4.3	Consequences of Vesting — Nil-Cost Options

A Nil-Cost Option will become exercisable, in respect of the number of Shares in respect of which it has Vested, from the date on which it Vests for a period of six months, unless the Committee determined a longer period on the Award Date, after which it will lapse to the extent not exercised. However, where the Nil-Cost Option Vests under Rule 7.1 (takeover), it will be exercisable for six weeks from the date of the Takeover.

The Grantor will procure that the Participant is paid any amount due under Rule 3.2.2 (dividend equivalents) as soon as practicable after the date of Vesting (and in any event no later than the date on which the Short Term Deferral Period expires).

A Nil-Cost Option may be exercised by the Participant giving written notice to the Company in such form as the Company may prescribe. A Nil-Cost Option will be deemed exercised on the last business day before the date on which it will lapse by virtue of this Rule 4.3.

Subject to Rules 4.5 and 4.6.2, within 30 days of the receipt of the notice (or of the deemed exercise), the Grantor shall procure that the number of Shares in respect of which the Nil-Cost Option has been exercised are issued or transferred to the Participant.

4.4	No Fractional Shares

Any fractional number of Shares accrued as a result of Rule 3.2 (or any other reason) shall be aggregated as at the date of Vesting, and rounded up to the nearest whole Share, unless the Committee determines otherwise.

4.5	Cash alternative

The Committee may decide to satisfy an Award or the exercise of an Option by paying to the Participant an amount equal to the Market Value of the number of Shares which would otherwise be issued or transferred following the date of Vesting (or exercise, in the case of a Nil-Cost Option).

The Committee may grant an Award on the basis that it will always be satisfied as described in this Rule 4.5.

4.6	Delay for Dealing Restrictions
4.6.1	If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award will Vest on the first date on which it is no longer so prevented.

4.6.2	If the issue or transfer of Shares is prevented by a Dealing Restriction on any date set out in Rules 4.2 or 4.3, the period for issue or transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.
5	Lapse of Awards in connection with conduct

The Committee may decide that an Award which has not Vested (or a Nil-Cost Option which has not been exercised) will lapse wholly or in part if it considers that the Participant has engaged in conduct which is contrary to the legitimate expectations of the Company.

6	Leaving employment

6.1	General rule on leaving employment
6.1.1	Unless Rule 6.2 or 6.3 applies, an Award which has not Vested will lapse on the date the Participant leaves employment.

6.1.2	The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group, (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in Rule 6.2 or 6.3 below.
6.2	Leaving in special circumstances

Except where Rule 6.3 applies, if a Participant leaves employment because of:
6.2.1	death; or

6.2.2	redundancy; or

6.2.3	retirement with the agreement of the Participant’s employer; or

6.2.4	ill-health, injury or disability; or

6.2.5	his employing company ceasing to be a Member of the Group; or

6.2.6	the business in which he works being transferred to a person which is not a Member of the Group, or

6.2.7	any other reason if the Committee so decides,
his Award will Vest on the last day of the financial year of the Company in which he leaves employment or on any other date determined by the Committee. The Committee will determine the extent to which the Award will Vest normally taking into account performance to that date. The Committee may adjust the number of Shares in respect of which it Vests to take account of the unexpired portion of the Performance Period when the Participant left employment.

6.3	Retirement and redundancy — Executives
6.3.1	If an Executive leaves employment more than 12 months after the Award Date but before the Vesting Date because of redundancy or retirement with the agreement of the Executive’s employer then:
(i)	his Award will continue in effect and will Vest in accordance with the rules and to the extent that the Performance Condition is satisfied, in which case, the Committee may adjust the number of Shares in respect of which it Vests to take account of the unexpired portion of the Performance Period when the Executive left employment; or

(ii)	the Committee may decide that the Award will Vest as described in rule 6.2.
6.3.2	If Rule 6.3.1(i) applies and before the Award Vests, the Participant commences employment with or becomes a director of an entity which the Committee reasonably considers competes with any Member of the Group, the Committee may decide that the Award will immediately lapse. The Executive must notify the Company in writing within 30 days of commencing any new employment or taking office as a director before the Vesting of his Award and the Committee may decide that his Award will lapse if he fails to do so.

6.3.3	If an Executive leaves employment fewer than 12 months after the Award Date because of redundancy or retirement with the agreement of the Executive’s employer, the Committee may decide that the Award will lapse. If it does not so decide, then Rule 6.3.1 will apply even though the Executive left employment fewer than 12 months after the Award Date.
6.4	Meaning of “leaving employment”

For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when he is no longer an employee or director of any Member of the Group and not before.

7	Corporate Events

7.1	Takeover

If there is a Takeover, each Award will Vest on the date of the Takeover. The Committee will decide the extent to which each Award will Vest taking account of performance to the date of the Takeover. Unless the Committee decides otherwise, the number of Shares in respect of which it Vests shall be adjusted to take account of the unexpired portion of the Performance Period on the date of the Takeover.

Alternatively, the Committee may decide that some or all Awards will be automatically exchanged in accordance with Rule 7.2 or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:
7.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

7.1.2	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.
“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

7.2	Exchange of Awards on a Takeover

If an Award is to be exchanged, the following provisions will apply:
7.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

7.2.2	The new award will be subject to such performance conditions as the Committee considers appropriate and will otherwise have equivalent terms to those of the Award that was exchanged.

7.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

7.2.4	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

7.2.5	With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under Rule 7.2.1.
7.3	Demergers or other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee could affect the current or future value of Shares, the Committee may allow Awards to Vest in whole or in part, subject to any conditions the Committee may decide to impose, or may require them to be exchanged under Rule 7.2.

7.4	Rights issues and changes in share capital

If there is:
7.4.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

7.4.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

7.4.3	a special dividend or distribution, or

7.4.4	any other corporate event which might affect the current or future value of any Award, the Committee may adjust the number or class of Shares or the identity of the securities subject to the Award in such manner as it see fit.

7.5	Committee

In this Rule 7, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

8	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award and will, if required to do so, agree the transfer of liability for employer social security contributions to him.

The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until he does so.

9	General Terms

9.1	Limits on use of new issue and treasury shares

The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share scheme adopted by the Company.

The number of Shares which may be allocated under the Plan on any day will not exceed 5 per cent of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share scheme adopted by the Company.

“Allocate” means granting a right to acquire unissued shares or Shares or the issue and allotment of shares. Rights which have lapsed or been surrendered will not count towards these limits.

For so long as recommended by the Association of British Insurers, the transfer of treasury shares shall be treated as the issue of new shares for the purposes of this limit.

9.2	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This Rule 9.2 does not apply to:

9.2.1	the transmission of an Award on the death of a Participant to his personal representatives; or

9.2.2	the assignment of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.
9.3	Company Documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

9.4	Discretionary nature of the Plan
9.4.1	Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any Employee, Participant or any other person (“Employee”).

9.4.2	The fact that one or more Awards have been made or offered to an Employee does not create any right to, or expectation of, continued employment.

9.4.3	No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. The grant of Awards on any particular basis in one or over any number of years does not imply any right to be granted or considered for Awards on that or any other basis in any other year.

9.4.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

9.4.5	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:
(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under Rule 5); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).
9.4.6	Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

9.4.7	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

9.4.8	For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).

9.5	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.6	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

9.7	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.8	Consents

All issues or transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.9	Notices

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.10	Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:
9.10.1	administering and maintaining Participant’s records;

9.10.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

9.10.3	providing information to future purchasers of the Company or the business in which the Participant works; and

9.10.4	transferring information about the Participant to any country or territory (including outside the European Economic Area).
10	Amendment and termination of the Plan

10.1	Directors’ powers

Except as described in the rest of this Rule 10, the Committee may at any time change the Plan in any way. Changes may affect Awards already granted.

10.2	Shareholder approval
10.2.1	Except as described in Rule 10.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:
(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant’s rights to benefits under the Plan and the adjustment thereof in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(v)	the terms of this Rule 10.2.1.
10.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant, or for any change to a Performance Condition authorised by Rule 2.4.
10.3	Notice

The Committee is not required to give notice of any changes made to any Participant affected.

10.4	Termination of the Plan

The Committee may terminate the Plan at any time but it will terminate automatically on 19 May 2019. The termination of the Plan will not affect existing Awards.

11	Governing Law

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

Schedule 1
United States
Part I
1	Application of Schedule

The rules of this Schedule are made under and amend and supplement (as applicable) the terms of the Plan and any related Schedules. The rules of this Schedule apply to those Participants who are Group Company employees subject to US taxation (“US Participants”). In the event of any conflict, this Schedule shall override or modify (as applicable) the rules of the Plan and/or any other applicable Schedule.

2	Definitions

The words and expressions used in this Schedule which have capital letters have the same meaning as they have in the rules of the Plan and/or any other applicable Schedule unless modified by this Schedule.

3	Takeover

A decision of the Committee to allow Participants to choose Vesting or exchange upon a Takeover (as described in rule 7.1 of the Plan) will only be applicable to a US Participant to the extent it will not cause adverse tax consequences under section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”).

4	Termination and Amendment

The Committee may amend or terminate this Schedule at any time.

5	Successors and Assigns

The terms of this Schedule shall be binding upon and inure to the benefit of the Company and its successors and assigns.
Part II
Terms of US Deferral Elections
1	Application of Part II of this Schedule

Part II of this Schedule provides a mechanism for US Participants to make Deferral Elections with respect to Conditional Awards and is intended to ensure that any Deferral Elections made by US Participants comply with section 409A of the Code.

For the avoidance of doubt, in order to be eligible to make a Deferral Election with respect to a Conditional Award, a US Participant must be invited to do so by the Committee. An invitation to make a Deferral Election with respect to a particular Conditional Award (or portion thereof) does not automatically entitle the US Participant to make a Deferral Election in a subsequent period. Notwithstanding anything to the contrary, the Committee retains sole and absolute discretion to (i) suspend the ability to make a Deferral Election with respect to Conditional Awards at any time and (ii) accelerate payments prior to the end of the Deferral Period to the extent permissible under US Treasury Regulation §1.409A-3(j)(4) or any successor regulation.
2	Definitions

“Deferral Election” means a written (electronically or in hard copy) election pursuant to which a US Participant elects to defer the receipt of Shares associated with a Conditional Award (including, if applicable, any Shares attributable to Dividend Equivalents credited pursuant to rule 3.2 of the Plan and Deferred Dividend Equivalents credited pursuant to rule 3.3 of Part II of this Schedule) for the Deferral Period, subject to the terms and conditions of this Schedule;

“Deferred Amount” means any Conditional Award (or portion thereof) deferred by a US Participant pursuant to a valid Deferral Election;

“Deferred Dividend Equivalents” means a right to cash or Shares as described in rule 3.3 of Part II of this Schedule;

“Deferral Period” means a period beginning on the Vesting Date and ending on the earlier of the date specified by a US Participant on his or her Deferral Election form or the date resulting from the application of rule 5 of Part II of this Schedule;

“Disability” means the affected US Participant:
(i)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)	is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company;
“Election Date” means a date at least six (6) months prior to the end of the applicable Performance Period which has been designated by the Committee as the last date as of which a Deferral Election becomes irrevocable; provided that the Committee may in its sole and absolute discretion reduce the foregoing 6-month requirement with respect to one or more US Participants to the extent permissible under US Treasury Regulation §1.409A-2 or any successor regulation;

“Group Company” means any Member of the Group and “Group Companies” means all Members of the Group;

“Termination” means a US Participant’s employment with the Group Companies completely ceases and no further services will be performed by the US Participant for the Group Companies or a US Participant’s services will permanently decrease to no more than 20 per cent of the average level of services performed by the US Participant over the immediately preceding 36-month period (or shorter period, if applicable); provided that such change in employment status constitutes a “separation from service” within the meaning of US Treasury Regulation §1.409A-1(h) or any successor regulation;

“Termination Date” means the date as of which a Termination occurs; and

“Unforeseeable Emergency” means a severe financial hardship to a US Participant resulting from an illness or accident of the US Participant, the US Participant’s spouse or a dependent (as defined in section 152(a) of the Code) of the US Participant, loss of the US Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the US Participant.

3	Deferral Election

3.1	Invitation

If the Committee determines to permit Deferral Elections with respect to a Conditional Award (or portion thereof) then, prior to the Election Date, the Committee will send each selected US Participant a written invitation (electronically or in hard copy) to make a Deferral Election, together with a Deferral Election form. The invitation will state:
3.1.1	the Conditional Award (or portion thereof) to which the Deferral Election relates;

3.1.2	the period(s) over which the Conditional Awards may be deferred;

3.1.3	whether any minimum deferral periods apply;

3.1.4	the time and manner in which Deferral Elections must be completed and returned;

3.1.5	the Election Date; and

3.1.6	such other terms and conditions as the Committee may deem necessary or advisable and that are not inconsistent with the Plan or this Schedule.
3.2	Election

Each US Participant shall have the ability to defer the receipt of the Shares associated with a Conditional Award (or portion thereof) by properly completing and timely delivering a Deferral Election, on the form, in the manner and subject to the rules prescribed by the Committee from time to time. If a Deferral Election is made, it must be made with respect to all the Shares pursuant to which the Deferral Election is offered.

3.3	Deferred Dividend Equivalents; Fractional Deferred Dividend Equivalents
3.3.1	Unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares during the Deferral Period, the number of Shares subject to the Deferred Amount will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this rule 3.3) on the basis of the “market value” (as defined in rule 3.2 of the Plan) of a Share on the dividend payment date. For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

3.3.2	Any fractional Share resulting from the crediting of Deferred Dividend Equivalents during the Deferral Period will be aggregated as of the end of the Deferral Period, and rounded down to the nearest whole Share; provided that, prior to the applicable Election Date, the Committee may in its sole and absolute discretion specify an alternative treatment for fractional Shares (including, without limitation, cancellation without consideration).

3.4	Subsequent Changes in Deferral Elections

The Committee may in its sole and absolute discretion enable any or all US Participants to make subsequent changes to prior Deferral Elections in a manner consistent with US Treasury Regulation §1.409A-2(b) or any successor regulation.

3.5	Effect of Failure of Vesting to Occur

A Deferral Election shall be null and void with respect to any portion of a Conditional Award for which a Vesting Date does not occur.

4	Payment

4.1	Payment in Shares

All payments under this Schedule shall be in Shares; provided that the Committee may, from time to time, in its sole and absolute discretion pay cash in lieu of delivering Shares (calculated at the Market Value as of the end of the applicable Deferral Period) with respect to any or all US Participants. No US Participant is entitled to demand any particular form of payment.

4.2	Timing and Amount of Payment

Subject to rules 4.1 and 6 of Part II of this Schedule, on or before the later of (i) December 31st of the year in which the Deferral Period ends or (ii) the 15th day of the third calendar month following the date on which the Deferral Period ends, the Company shall transfer to each US Participant a number of Shares equal to the number of Shares that Vested on the Vesting Date of the associated Conditional Award (including any Shares attributable to Dividend Equivalents credited pursuant to rule 3.2 of the Plan), plus the number of Shares attributable to Deferred Dividend Equivalents credited pursuant to rule 3.3 of Part II of this Schedule. For the avoidance of doubt, a US Participant is not permitted, directly or indirectly, to designate the taxable year of payment.

4.3	No Interest or Dividend Equivalents Pending Transfer of Shares

No US Participant is entitled to receive interest, dividend equivalents or other time-value-of-money compensation with respect to the time period between the date the Deferral Period ends and the date the relevant Shares are transferred to the US Participant.

5	Special Rule in connection with a Termination

In connection with a US Participant’s Termination, the Deferral Period will end six-months after the Termination Date; provided that, prior to the applicable Election Date, the Committee may in its sole and absolute discretion waive the foregoing 6-month requirement with respect to any or all US Participants (other than a US Participant who is a “specified employee” (within the meaning of US Treasury Regulation §1.409a-3(i) or any successor regulation) for whom such waiver is not permissible under section 409A).

If Termination is on account of the death of a US Participant, any Shares subject to a Deferral Election under this Schedule shall be distributed to the beneficiary or beneficiaries designated by the US Participant in the applicable beneficiary designation form. A US Participant may amend a beneficiary designation at any time by filing a new form pursuant to procedures established by the Company from time to time. If a US Participant has not made an effective beneficiary designation, or if the beneficiary predeceases the US

Participant, the US Participant’s designated beneficiary shall be the US Participant’s estate.
6	Emergency Benefit

Notwithstanding a US Participant’s Deferral Election, in the event the Committee, upon written request of a US Participant, determines in its sole and absolute discretion that a US Participant has suffered an Unforeseeable Emergency, the Deferred Amount necessary to meet the Unforeseeable Emergency shall be transferred, subject to any withholding tax under rule 9 of Part II of this Schedule, as soon as administratively practicable following such determination.

7	Dealing Restrictions

Notwithstanding the provisions of this Schedule, no transfer of Shares (or any cash payment in respect of Shares) shall be made by the Company if the Committee reasonably anticipates that such transfer will violate Dealing Restrictions. If the transfer of a Deferred Amount is delayed under this rule 7, the transfer shall occur at the earliest date at which the Committee reasonably anticipates that the transfer will not violate Dealing Restrictions.

8	Fully Vested in Deferred Amounts

US Participants shall be fully vested in their Deferred Amounts at all times.

9	Withholding Tax

As a condition to any deferral, payment or distribution pursuant to this Schedule, the Company may require a US Participant to pay such sum to the Company or any other Group Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the US Participant under the Plan or this Schedule. In the discretion of the Company, the Company may deduct or withhold such sum from any distribution to the US Participant or satisfy such obligation by selling Shares that would otherwise be deferred or distributed to the US Participant. If the withholding tax obligation arises before the time of any distribution, the Company may, in its discretion, offset the US Participant’s benefit in accordance with US Treasury Regulation §1.409A-3(j) or any successor regulation.

10	Deferral Unfunded; Nonalienation of Benefits; Not a Pension Plan

10.1	The deferred compensation arrangement provided for in Part II of this Schedule is intended to be “unfunded” for purposes of US federal income tax and the Deferred Amounts shall represent at all times unfunded and unsecured contractual obligations of the Company. US Participants shall be unsecured creditors of the Company with respect to all obligations owed to any of them under this Schedule. Amounts payable under this Schedule shall be satisfied solely out of the general assets of the Company subject to the claims of its creditors, and US Participants shall not have any interest in any fund or in any specific asset of the Company of any kind by reason of any amount credited to US Participants under this Schedule, nor shall the US Participants or any other person have any right to receive any distribution under this Schedule except as, and to the extent, expressly provided in this Schedule. No provision in this Schedule shall create or be construed to create any claim, right or cause of action against the Company or any other Group

Company, or against any of such entities’ employees, officers, directors, agents, shareholders, members, partners or affiliates arising from any diminution in value of the Shares.
10.2	Except as expressly provided herein, no US Participant, or any beneficiary thereof, shall have the power or right to transfer (otherwise than by will or the laws of decent and distribution), alienate, or otherwise encumber such US Participant’s or beneficiary’s interest under the Plan. Except as required by law, a US Participant’s or beneficiary’s interest under the Plan is not assignable or transferable pursuant to a domestic relations order. The provisions of the Plan shall inure to the benefit of each US Participant, and the US Participant’s beneficiaries, heirs, executors, administrators, or successors in interest.

10.3	For the avoidance of doubt, the deferred compensation arrangement provided for in Part II of this Schedule is not intended to be a qualified retirement plan under section 401(a) of the Code, and it is the intent of the Company that the Plan and this Schedule be considered and interpreted in all respects as part of a bonus plan within the meaning of US Department of Labor Regulations §2510.3-2(c) and not as a pension plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If and to the extent that any portion of the Plan and/or this Schedule is determined to be an employee pension plan subject to ERISA, then that portion will be considered a separate plan for such individuals for whom this is deemed to be a pension plan. In such case, such portion of the Plan and/or this Schedule shall not be subject to the provisions of ERISA other than the administration and enforcement provisions of Part 5 of Title I of ERISA and the requirement of providing plan documents to the Secretary of Labor upon request pursuant to section 104(a)(6) of ERISA. The Plan and this Schedule in such case shall be considered to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

11	Claims Procedure

11.1	Claim

Any person who believes that he is being denied a benefit relating to a US Participant to which he is entitled under Part II of this Schedule (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Company’s Executive Compensation Department or, if applicable, the committee designated by the Executive Compensation Department from time to time for this purpose (the “Administrator”), setting forth the claim.

11.2	Claim Decision

Upon receipt of a claim, the Administrator shall advise the Claimant within ninety (90) days of receipt of the claim whether the claim is denied. If special circumstances require more than ninety (90) days for processing, the Claimant will be notified in writing within ninety (90) days of filing the claim that the Administrator requires up to an additional ninety (90) days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:
(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v)	The time limits for requesting a review under rule 11.3 and for review under rule 11.4 hereof.
11.3	Request for Review

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrator review its determination. The Claimant or the Claimant’s duly authorized representative may, but need not, review the pertinent documents and submit issues, comments, documents or other information in writing for consideration by the Administrator. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

11.4	Review of Decision

Within sixty (60) days after the Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan and/or this Schedule on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

Schedule 2
France
The purpose of this Schedule is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code) to qualify for favourable income tax and social security treatment in France.
The rules of the Plan shall apply subject to the modifications contained in this Schedule 2 whenever the Committee decides to grant a qualifying Award to an Eligible Individual under this Schedule.
1	Rule 1 (Meaning of words used)

1.1	The definitions of “Award”, “Grantor” and “Member of the Group” stated in Rule 1 of the Plan shall be deleted and replaced by the following definitions:

“Award” means a non transferable, unfunded and conditional right to acquire Shares following Vesting.

“Grantor” means the Company.

“Member of the Group” means (i) a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights; (ii) a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company.

1.2	For the purpose of Awards granted under this Schedule 2, the following new definitions shall be added to those stated in rule 1 of the Plan:

“Closed Period” means (i) the 10 trading days preceding and following the date on which the Company’s consolidated accounts or, failing that, the annual accounts, are made public; (ii) the period between (x) the date on which the management bodies of the Company have knowledge of information which, if made public, could have a significant impact on the price of the Share and (y) the end of the tenth trading day following the date on which this information has been made public; and (iii) any other Dealing Restrictions period.

“Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Social Security Code.

“Eligible Individual” means any individual who is a salaried employee of the Company or any Member of the Group.

“Holding Agreement” means an agreement between the Participant, the Grantor and an account keeper (teneur de compte) designated by the Grantor, in such form as determined by the Grantor and delivered by the Participant, in which the Participant undertakes not to sell or transfer Shares before expiry of the Holding Period, and the account keeper undertakes not to perform any such order before expiry of the Holding Period.

“Holding Period” means a two-year period following the issue or transfer of the Shares to the Participant, during which the Shares cannot be sold, transferred or otherwise disposed.

1.3	All capitalised terms used in this Schedule 2 and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.4	No Nil-Cost Option shall be granted under this Schedule 2. Any provision in the Plan referring to Nil-Cost Options shall be deleted accordingly.

2	Rule 2 (Granting Awards)

2.1	Rule 2.1 (Selection of Participants) shall be deleted and replaced by the following provisions:

“The Committee may select any Eligible Individual to be granted an Award. However, except in exceptional circumstances, the Committee may not select a person who has given or received notice terminating its employment.

A grant of Awards cannot be made to any Eligible Individual already holding more than 10 per cent of the share capital of the Company, nor result in an Eligible Individual holding more than 10 per cent of the share capital of the Company.

The total number of Shares which may be allocated under the Plan or any other free shares plan shall not exceed 10 per cent of the share capital of the Company in issue at the Award Date. “Allocate” means granting a right to acquire unissued shares or the issue and allotment of shares. Rights which have lapsed or been surrendered will not count towards these limits.”

2.2	In Rule 2.3 (Individual limits), the words “or which are subject to the Award in order to compensate the Participant for having agreed to pay or repay any employer social security liability” shall be deleted.

3	Rule 3 (Dividends and Dividend Equivalents)

3.1	Rule 3.2.(Dividend Equivalents) shall be deleted and replaced by the following provisions:

The Committee, in its sole discretion but to the extent permitted under the French Commercial Code and the French Tax Code without jeopardising the favourable tax and social security regime applicable to the Awards, can decide that Awards carry Dividend Equivalents.

If an Award carries Dividend Equivalents, the Participant will receive, as soon as practicable after Vesting, an amount (in cash or Shares) freely determined by the Committee.

For the avoidance of doubt, in the event the amount is paid in the form of Shares, these Shares shall not be considered as having been granted under this schedule 2 or resulting from the vesting of Awards.”

4	Rule 4 (Vesting of Awards)

4.1	Rule 4.1 (Normal Vesting) shall be supplemented with the following provision:

“Notwithstanding any provision of the Plan or this Schedule 2 other than rule 6.5 (Death and Defined Disability), the Vesting Date shall not be before the second anniversary of the Award Date. If an Award would Vest, in accordance with any provision of the Plan or this Schedule 2, other than under rule 6.5 (Death and Defined Disability), before the second anniversary of the Award Date, the Award will not so Vest but will continue until the second anniversary of the Award Date, or a later date as determined by the Committee, when it will Vest.”
4.2	Rule 4.2 (Consequences of Vesting — Conditional Award) shall be deleted and replaced by the following provisions:
“4.2.1	Subject to rule 4.6.2, the Grantor shall arrange for the number of Shares in respect of which the Award has vested to be issued or transferred as soon as administratively practicable after the Vesting Date to a share account administered in the name and for the benefit of the Participant by an account keeper (teneur de compte) designated by the Committee. Participants shall have full shareholder voting and dividend rights on the issued or transferred Shares.

4.2.2	Shares issued or transferred under rule 4.2.1 will be held by the account keeper on behalf of the Participant, for the duration of the Holding Period, in accordance with the provisions of the Holding Agreement, except as provided under rule 6.5 (Death and Defined Disability), or as otherwise provided for in the French commercial Code or in the French tax Code as an exception to the Holding Period.

4.2.3	Upon expiry of the Holding Period, the Participant will be free to dispose of the Shares, except during the Closed Periods during which the sale of the Shares is prohibited.”
4.3	Rule 4.5 (Cash alternative) shall be deleted. Any provision of the Plan referring to this rule 4.5 shall be deleted accordingly.

5	Rule 6 (Leaving employment)

5.1	In rule 6.1.1, the terms “Unless rules 6.2 or 6.3 applies” shall be replaced by “Unless rules 6.2, 6.3 or 6.5 applies”

5.2	In rule 6.1.2, the terms “listed in rule 6.2 or 6.3 below” shall be replaced by “listed in rule 6.2, 6.3 or 6.5 below”

5.3	In rule 6.2, the terms “Except where rule 6.3 applies” shall be replaced by “Except where rules 6.3 or 6.5 applies”

5.4	Rule 6.2.1 shall be deleted

5.5	Rule 6.2.4 shall be deleted and replaced by “ill-health, injury or disability (other than a Defined Disability); or

5.6	Rule 6.5 shall be added, according to the following terms:

6.5. Death and Defined Disability

“Notwithstanding any other rule of the Plan, where a Participant leaves employment for reason of death, his personal representatives may require, within six (6) months from the date of death, Vesting of the deceased’s Award and the transfer of the underlying Shares. The Shares will be transferred to the personal representatives of the Participant as soon as practicably possible following their request, and shall not be subject to any Holding Period.

Notwithstanding any other rule of the Plan, where a Participant suffers from a Defined Disability, he can request at any time the Vesting of its Award and the transfer of the underlying Shares. Shares transferred to a Participant suffering from a Defined Disability shall not be subject to any Holding Period.

6	Rule 7 (Corporate Events)

6.1	Rule 7 shall apply in accordance with Article L. 225-197-1-III of the French Commercial Code.

7	Rule 8 (Tax)

7.1	Rule 8 (Tax) shall apply except that in the first paragraph the following words shall be deleted: “and will, if required to do so, agree the transfer of liability for employer social security contributions to him”. In the second paragraph, the following words shall be deleted: “the sale of or the reduction in number of Shares to which a Participant would otherwise be entitled or”. In addition, rule 8 (Tax) shall be supplemented with the following provisions:

“The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

The Member of the Group with whom a Participant is or was in employment on the date the Shares are issued or transferred will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L. 242-1 of the French Social Security Code.”

8	Rule 9 (General Terms)

8.1	Rule 9.2.2 shall be deleted.

9	Rule 10 (Amendment and termination of the Plan)

9.1	In rule 10.1, the words “Changes may affect Awards already granted” shall be supplemented by the following words: “provided that the changes do not affect the qualifying status of the Awards and provided that no such changes shall adversely affect the rights of any Participant without such Participant’s consent”.

10	Severability

The terms and conditions provided in the Plan as amended by this Schedule 2 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.